Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

Director, Investor/Public Relations

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM ANNOUNCES CLOSING OF $11.3 MILLION IN

REGISTERED DIRECT EQUITY OFFERING

SAN DIEGO, CA – March 15, 2010 – Cardium Therapeutics, Inc. (NYSE Amex: CXM) today reported it has closed its registered direct offering announced on March 9, 2010. The offering resulted in total gross proceeds to Cardium of $11.3 million, which included the full initial offering amount of $10.0 million, plus an additional overallotment amount purchased by institutional investors.

Including the overallotment of units purchased, Cardium sold a total of approximately 2.3 million units at a per unit purchase price of $5.00 resulting in gross proceeds of $11.3 million before deducting placement agent fees and offering expenses. Each unit consists of 10 shares of common stock and a common stock purchase warrant to purchase 5 shares of common stock. The common stock purchase warrants are exercisable at an exercise price of $0.64 per share, at any time after six months from the date of closing and have a term of exercise equal to five years from the initial exercise date. Dawson James Securities acted as the exclusive placement agent for the offering.

The offering was made pursuant to a shelf registration statement that was filed by Cardium Therapeutics with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on December 19, 2007. A prospectus supplement related to the public offering was filed with the SEC on March 9, 2010. Copies of the final prospectus and accompanying preliminary prospectus supplement relating to the offering may be obtained from the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement.

About Cardium

Cardium is focused on the acquisition and strategic development of new and innovative bio-medical product opportunities and businesses that have the potential to address significant unmet medical needs and definable pathways to commercialization, partnering and other economic monetizations. Cardium’s investment portfolio includes the Tissue Repair Company and Cardium Biologics, medical technology companies primarily focused on the development of innovative therapeutic products for tissue repair and cardiovascular indications. News from Cardium is located at www.cardiumthx.com.

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